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                                                                    EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                  CRAIG ABERLE,

                                 MICROBIZ CORP.

                                       AND

                          CAM COMMERCE SOLUTIONS, INC.


                                 AUGUST 4, 2000

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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, dated as of the 4th day of August 2000 (this "Agreement"), is entered into by and between CAM Commerce Solutions, Inc., a Delaware corporation (the "Purchaser"), MicroBiz Corp. , a New York corporation (the "Company") and Craig Aberle (the "Seller") who is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of the Company.

         SECTION 1. Sale and Purchase of Shares; Purchase Price. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers all of the issued and outstanding shares of capital stock of the Company (the "Shares") for an aggregate cash purchase price of $2 million, payable as set forth on Schedule 1 hereto (the "Purchase Price").

         SECTION 2. The Closing. The closing of the purchase and sale of the Shares shall take place at 10:00 a.m. (Pacific Daylight time) on or before August 31, 2000 at the offices of Haddan & Zepfel, 4685 MacArthur Court, Suite 220, Newport Beach, CA 92620, or (a) on such other date upon which all of the conditions precedent set forth in Section 5 shall have been satisfied or waived or (b) at such other time, date and place as the Purchaser and the Seller may otherwise mutually agree (the "Closing," and such date, the "Closing Date"). Upon satisfaction of all conditions set forth in Section 5, at the Closing, and against payment of the Purchase Price by transfer of immediately available funds to the account of the Seller, as designated by him to the Purchaser at least two
(2) days in advance of the Closing Date and delivery of stock certificates evidencing the Shares, the Seller shall sell, transfer and deliver to the Purchaser, as applicable, free and clear of all Liens, certificates evidencing the Shares at the Closing.

         SECTION 3. Representations and Warranties of the Seller. As of the date hereof, and as of the Closing Date, the Seller hereby represents and warrants to the Purchaser as follows:

                  3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite power and authority and has all Licenses and other governmental authorizations necessary to (a) enter into this Agreement and each of the Related Documents to which it is a party, (b) perform all of its obligations hereunder and thereunder and (c) own, operate and lease its Properties and carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified or duly licensed to transact business and is in good standing (including in good tax standing) in each jurisdiction set forth on Schedule 3.1, which are all of the jurisdictions in which the nature of the business conducted by it or its ownership or leasing of any Property makes such qualification necessary. True and complete copies of the Articles or Certificate of Incorporation and Bylaws of the Company have been delivered to the Purchaser. Schedule 3.1 lists the directors and officers of the Company.

                  3.2 Subsidiaries. The Company does not own, directly or indirectly, any stock, partnership interest, membership interest, joint venture interest, ownership interest or other


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security, investment or interest in any corporation, partnership, limited liability company, joint venture, organization or other entity.

                  3.3 Authorization and Enforceability. All action on the part of the Seller and the Company, and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Related Documents and the performance of all obligations of the Sellers and the Company hereunder and thereunder, including the sale of the Common Stock contemplated hereunder, has been taken or will be taken on or prior to the Closing. This Agreement has been, and each Related Document to which the Seller and the Company is or will be a party will be prior to the Closing Date, duly executed and delivered by the Seller and the Company, as the case may be, and constitutes, and with respect to each such Related Document will constitute at the Closing, the valid and legally binding obligation of the Seller and the Company to the extent it is a party thereto, enforceable against the Seller and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency reorganization, moratorium and similar laws affecting creditor's rights and remedies generally.

                  3.4 Capitalization. The authorized capital of the Company consists in its entirety of 20,000,000 shares of common stock, $0.01 par value, of which 8,000,000 are issued and outstanding as of the date hereof and will be outstanding as of the Closing Date. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no shares of capital stock of the Company reserved for issuance nor are there any preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, or other agreements, arrangements or commitments relating to the issued or unissued capital stock or other securities of the Company. Other than this Agreement and the Related Documents, no share of common stock is subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which the Seller is a party, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of any share of common stock. There are not any outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Closing Date, there will not be any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity securities of such Company or any other Person. The Company's Stock Appreciation Rights Plan shall be terminated as of the Closing Date at no cost to the Company. All appreciation units, shares, payment rights and any other benefits issued to plan participants shall be terminated concurrently with the termination of the Stock Appreciation Rights Plan. No participant in such plan shall be entitled to any payments or benefits under such plan, or otherwise, as a result of the termination of the plan and plan benefits.


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                  3.5 Valid Issuance; Share Ownership. All the Shares have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws and, subject to the accuracy of the representations and warranties made by the Purchaser in Section 4, when sold under the terms and conditions of this Agreement, will be sold to the Purchaser in compliance with all applicable federal and state securities laws. The Seller is the record and beneficial owners of all Shares as of the date hereof free and clear of any and all Liens. At the Closing, the Seller will deliver to the Purchaser good title to the Shares, free and clear of any and all Liens.

                  3.6 Consents. No material Consent is required to be obtained by the Seller, the Company or any of their Affiliates in connection with the execution, delivery or performance by the Sellers and the Company of this Agreement and the Related Documents to which it is a party or the consummation by the Seller and the Company of the transactions contemplated hereby or thereby.

                  3.7 No Conflicts. Neither the execution and delivery of this Agreement or any Related Document to which the Seller or the Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Articles or Certificate or Incorporation or the Bylaws of the Company, as amended through the date hereof,
(b) subject to obtaining the Consents listed on the Disclosure Schedule, violate, breach, conflict with, or constitute a default (or constitute an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any Contract or other contract, agreement, lease, License or document to which they Seller or the Company is a party, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority applicable to the Seller or the Company or pertaining or relating to the Business or any Property of the Company or (d) give rise to a declaration or imposition of any Lien upon any share of Common Stock or any Property of the Company.

                  3.8 Financial Statements.

                           (a) The Seller has delivered to the Purchaser
unaudited financial statements of the Company, including a balance sheet as of June 30, 2000 (the "Latest Balance Sheet") and statements of operations and statements of stockholder's equity and cash flows for the fiscal year ended June 30, 1999 and June 30, 1998, and the related notes thereto (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from the books and records kept by the Company, in conformity with GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly present the financial condition and results of operations of the Company, as of the dates and for the periods indicated therein. The Financial Statements reflect the conduct of the business of the Company in the ordinary course.

                           (b) The Company has no liabilities, obligations or
commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation any liabilities due or to become due to any taxing authority having


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jurisdiction over the Company, except (a) liabilities reflected in, reserved against or disclosed in the footnotes of the Financial Statements, (b) liabilities, obligations or commitments incurred since the Latest Balance Sheet in the ordinary course of business of the Company and consistent with past practice (none of which relates to any breach of contract, breach of warranty, tort, infringement or known violation of law or arose out of any action, proceeding, claim, complaint, grievance, investigation or unfair labor practice complaint, grievance or investigation) pursuant to Contracts listed on Schedule
3.13 or (c) other liabilities or obligations not required to be shown on a balance sheet prepared in accordance with GAAP, but that are incurred in the ordinary course of business consistent with past practice and which are not material in nature or amount individually or in the aggregate.

                  3.9 Absence of Certain Changes or Events. Since the Latest Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and there has not been any:

                           (a) Material Adverse Effect, and no event, fact or
circumstances has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

                           (b) in a single transaction or a series of related
transactions, sale (including by sale-leaseback), lease, license, pledge, transfer, disposition of or other imposition of any Lien on any assets which, individually or in the aggregate, have a fair market value in excess of $25,000, other than sales of inventory in the ordinary course of business and consistent with past practice;

                           (c) acquisition of or agreement to acquire by merging
with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions;

                           (d) change in accounting methods, principles or
practices by the Company affecting any of its liabilities, results of operations or business;

                           (e) revaluation by the Company of any of its
Properties, including without limitation, any write-offs, increases or decreases in any reserves or any write-up or write-down of the value of inventory, property, plant, equipment or any other Property or any change in any assumptions underlying, or facts relating to, or methods of calculating, any bad debt, contingency or other reserves other than listed on Schedule 3.9;

                           (f) issuance by the Company of, or commitment to
issue, any common stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for equity securities;


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                           (g) Indebtedness incurred, assumed or guaranteed by
the Company or any commitment to incur Indebtedness entered into by the Company, or any loans made or agreed to be made by the Company;

                           (h) increase in the compensation of officers or
employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases in the ordinary course of business, consistent with past practice or as required by law or any existing agreement and except for cost of living adjustments and other increases consistent with past practice other than as set forth on the Disclosure Schedules;

                           (i) granting of any bonus, incentive compensation,
service, award or other like benefit to any officer or employee except in accordance with plans or arrangements disclosed on the Disclosure Schedules;

                           (j) incurrence or imposition of a Lien on any of the
assets or other Properties of the Company;

                           (k) damage, destruction or loss (whether or not
covered by insurance) in an aggregate amount exceeding $25,000 and adversely affecting the financial condition, assets, liabilities, Properties, business, results of operation or prospects of the Company;

                           (l) delay or failure to pay or perform any obligation
(including accounts payable) of the Company when due;

                           (m) acceleration, prepayment or performance of any
account receivable or any Indebtedness or other material obligation owed to the Company before it is due or otherwise owed;

                           (n) termination, amendment, modification or waiver
of, or any breach, violation or default by any party under, any Contract;

                           (o) forgiveness, waiver or agreement to extend
repayment of any Indebtedness or other material obligation owed by or to the Company;

                           (p) disposition or lapse of any rights to use any of
the Proprietary Rights of the Company;

                           (q) contract, agreement or transaction with any
Affiliate of the Company, any officer, director, stockholder or employee of the Company or any family member of any such person;

                           (r) declaration, setting aside or payment of any
dividend or other distribution or payment (whether in cash, property or equity interests) with respect to the capital


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stock of the Company, or any redemption, purchase or acquisition of any of the securities of the Company;

                           (s) material change in the federal, state or local
tax liability of the Company;

                           (t) capital expenditures or commitments for additions
to any Property of the Company constituting capital assets in an aggregate amount exceeding $50,000 and not previously contained in a capital budget furnished to the Purchaser; or

                           (u) agreement to take or agree to take any of the
actions described in subsections (a) through (t) above.

                  3.10 Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized national standing insuring the Properties and business of the Company against such losses and risks and in such amounts as are usual and customary in the fire protection industry and any other industry, business or segment thereof in which the Company operates or conducts business. Neither the Company nor any other additional named insured is in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. Neither the Company nor any other additional named insured has failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms until the consummation of the transactions contemplated hereby and in the Related Documents, except to the extent policies expire and are replaced in the ordinary course of business with policies on substantially equivalent terms which shall continue to be kept in full force and effect from the date hereof on identical terms through the consummation of the transactions contemplated by this Agreement. All premiums due under the policies have been paid and neither the Company nor any such insured has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder. Neither the Company nor any such insured has been issued or has received notice that any insurer under any policy is denying liability with respect to a claim in excess of $25,000 thereunder or defending under a reservation of rights clause.

                  3.11 Employee Benefits. The Company does not directly employ any personnel. All employees are provided to the Company on a contract basis by EPIX, which makes all payroll, provides all benefits and withholds all payroll and related taxes. For purposes of this Section 3.11, the term "Company" shall mean MicroBiz Corp. and shall include EPIX to the extent it provides employees to the Company. The term "employee" shall include all employees provided by EPIX to the Company.

                           (a) Schedule 3.11 sets forth a true and complete list
of:


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                                    (i) Each individual employment, termination,
                           or severance agreement with employees or former employees of the Company whose annual compensation is at a base rate equal to or exceeding $50,000;

                                    (ii) All employee benefit plans, as defined
                           in ERISA Section 3(3); and

                                    (iii) All other profit-sharing, bonus, stock
                           option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements;

maintained or contributed to by the Company or EPIX for the benefit of the Company's employees (or former employees) and/or their beneficiaries (or employees provided to the Company by EPIX. All of these types of arrangements shall be collectively referred to as "Benefit Plans." An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the Company's obligations under the plan arise by reason of its being a "successor employer" under applicable law. Furthermore, a Voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

                           (b) The Company has delivered to the Purchaser a true
and complete copy of the following documents, to the extent that they are applicable:

                                    (i) Each Benefit Plan and any related
                           funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and the schedule to this Section 3.11 includes a description of any such amendment that is not in writing);

                                    (ii) The current draft of the Summary Plan
                           Description and all subsequent Summaries of Material Modifications of each Benefit Plan;

                                    (iii) The most recent Internal Revenue
                           Service determination letter for each Benefit Plan that is intended to qualify for favorable income tax treatment under Code Section 401(a) or 501(c)(9), which determination letter reflects all amendments that have been made to the plan (except as set forth in Schedule 3.11); and

                                    (iv) The two (2) most recent Form 5500s
                           (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan.


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                           (c) All costs of administering and contributions
required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of the Company under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the books of the Company. There will be no liability of the Company (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing.

                           (d) Each Benefit Plan at all times has been operated
in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable law, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Code
Section 401(a) or Section 501(c)(9), and no event has occurred (either before or after the date of the letter) that would disqualify the plan.

                           (e) There are no investigations, proceedings, or
lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state, or federal.

                           (f) Other than routine claims for benefits under the
Benefit Plan and those relating to qualified domestic relations orders, there are no (i) pending or (ii) to the knowledge of the Company or any Seller threatened lawsuits or other claims against or involving any Benefit Plan, or any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

                           (g) The Company has no intention or commitment,
whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to either Purchaser. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Benefit Plan that is not in accordance with the Plan that could have adverse economic consequences to either Purchaser.

                           (h) None of the persons performing services for the
Company have been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

                           (i) None of the Benefit Plans provide any benefits
that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Code Section 280G), either


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(A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of this transaction and any actions taken by the Purchaser after the Closing Date. Furthermore, the consummation of this transaction will not require the funding (whether on a formal or informal basis) of the benefits under any Benefit Plan (e.g., contributions to a "Rabbi Trust").

                           (j) None of the assets of any Benefit Plan that is a
"pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

                           (k) With respect to each Benefit Plan that is subject
to Title IV of ERISA:

                                    (i) No amount is due or owing from the
                           Company to the Pension Benefit Guaranty Corporation ("PBGC"), other than a liability for premiums under ERISA Section 4007;

                                    (ii) All premiums have been paid to the PBGC
                           on a timely basis;

                                    (iii) The value, determined on a termination
                           basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing Date, the then current fair market value of the assets of the plan; and

                                    (iv) No reportable events (within the
                           meaning of ERISA Section 4043) have occurred.

                           (l) The Company is not a party to any Multiemployer
Plan (as defined in section 4001(a)(3) of ERISA).

                           (m) In the case of each Benefit Plan that is subject
to Code Section 412, there is no accumulated funding deficiency (within the meaning of Code Section 4971), whether or not such deficiency has been waived.

                           (n) No Benefit Plan has any interest in any annuity
contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

                           (o) Each Benefit Plan that is intended to meet
currently applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in compliance with such requirements and, if applicable, with the requirements of Code


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Sections 419 and 419A, and no "disqualified benefits" (within the meaning of
Section 4976(a) of the Code) have been paid that would subject the Company to a tax under Code Section 4976.

                           (p) None of the Benefit Plans have unrelated business
taxable income or unrelated debt-financed income under Code Section 511.

                           (q) The Company has complied with all reporting and
disclosure obligations imposed upon it under all applicable federal and state securities laws by reason of the operation of the Benefit Plans.

                           (r) None of the Benefit Plans are part of a Multiple
Employer Welfare Arrangement, as that term is defined in ERISA Section 3(40).

                  3.12 Litigation; No Orders. There are no actions, claims, suits, proceedings, arbitrations, complaints, grievances, unfair labor practice or employment discrimination charges or complaints, or investigations pending or, to the knowledge of the Seller or the Company, threatened (a) against, relating to or affecting the Company, its business or any Property before any court, administrative, governmental or regulatory body or arbitrator or mediator or (b) that challenge the validity or propriety of any of the transactions contemplated by this Agreement or any of the Related Documents. There are no (i) facts or circumstances known to the Company or the Seller that could give rise to, or provide the basis for, any action which would be required to be disclosed pursuant to this Section 3.12 or (ii) outstanding judgments, orders, decrees, awards or citations of any Governmental Authority affecting the Company or the Seller or the Company's business (including any assets, Property, right, obligation or liability of such business). The Seller has delivered to the Purchaser true and correct copies of each attorney confirmation letter or "audit letter" prepared since January 1, 1998 and delivered to the Company or the Seller or Affiliate thereof that mentions any action, claim, suit, charge, complaint, investigation or proceeding that could reasonably be expected to involve or affect the Company or its business or Properties. The Company filed a Chapter 11 voluntary bankruptcy petition in March 1996 and was discharged from bankruptcy in September of 1996.

                  3.13 Material Contracts and Other Agreements. Schedule 3.13 sets forth, as of the date hereof, and will set forth as of the Closing Date, whether written or oral, together with all amendments and modifications thereto,
(a) all contracts, agreements and commitments whether or not fully performed pursuant to which the Company has since June 30, 1998, acquired, sold or transferred all or any portion of the business, assets (other than inventory in the ordinary course of business), properties or equity interests of any Person (including the Company) (whether through purchase, merger, consolidation or otherwise) (the "Acquired Businesses") which provided for an aggregate purchase price in excess of $25,000; (b) all agreements containing covenants not to compete on the part of the Company or otherwise restricting the ability of the Company in any way to engage in its business; (c) all notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other obligations and agreements and other instruments for or relating to any lending or Indebtedness (including assumed Indebtedness) entered into by the Company or pursuant to which any Properties are pledged or mortgaged as collateral; (d) any employment or consulting agreement with any present or former director or


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officer of the Company; (e) all contracts, agreements, commitments or other arrangements with any Affiliate of the Company or the Seller; (f) all contracts, agreements, commitments or other arrangements for the purchase or sale of goods or services by or from the Company, each of which requires a payment or payments by or to the Company, in the aggregate, of more than $25,000 in any given year (other than purchase orders or similar such commitments and agreements relating to the purchase of inventory in the ordinary course of business, consistent with past practice, or which have been fully performed in all material respects by the parties thereto); (g) all contracts, agreements or commitments involving aggregate payments of more $25,000 during the term thereof and with a term of more than two (2) years, including all extensions thereof, at the option of any party other than either Company; and (h) all other contracts, agreements and commitments which, are material to the Company, including, without limitation its Contract with EPIX and its technical support contracts with its existing customers, each of the foregoing described under clauses (a) through (h), including each of the same listed on Schedule 3.13, collectively referred to as the "Contracts". With respect to each Contract, (i) such Contract is valid, binding and enforceable against the Company and each other party thereto, and is in full force and effect and will remain enforceable in such manner and be in full force and effect after the consummation of the transactions contemplated by this Agreement and the Related Documents, (ii) the Company is not and any other party to such Contract is not in material breach thereof or material default thereunder, (iii) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default by either the Seller or the Company or any other party to such Contract under such Contract, and none of the Company and Sellers or any Affiliate thereof has received or given notice of any such breach, default or event, (iv) true, complete and correct copies of each Contract have been delivered or made available to the Purchaser or its representatives, (v) the Company has not waived any material rights under any Contract, (vi) neither the Company or the Seller know of any material defense to the validity or enforceability of any Contract, (vii) neither the Company or the Seller have received or given notice of any breach or default in connection with any Contract and (viii) the Company has no any existing liability or obligation (contingent or otherwise), including with respect to any indemnification of guarantee obligation, with respect to any Acquired Business. The Company has been prepaid $80,000 for 600 hours of support pursuant to its technical support Contracts. Such support must be provided under such Contracts over the next 12 months. Each existing technical support Contract will expire within 12 months following the Closing. The Contract with EPIX can be terminated by the Company without cost upon 30 days notice.

                  3.14 Compliance with Laws. The Company is, and all of its assets and Properties are, in compliance in all material respects with, and immediately following the consummation of the transactions contemplated by this Agreement and the Related Documents, will be in compliance in all material respects with, and the Company has no material liability under, any and all applicable federal, state or local statutes, laws, ordinances and regulations, including, without limitation, any applicable franchise, building, zoning, health, Environmental Protection Laws, safety, employment, labor relations or other statute, law, ordinance or regulation.

                  3.15 Licenses and Permits. The Company and each Company Employee has all contractor and similar such Licenses and all other material Licenses necessary to conduct the Company's business as it is now being conducted and as is proposed to be conducted, and each such License is in full force and effect and none of such Licenses of the Company or any Company Employee will require any Consents or be impaired as a result of the transactions contemplated by this Agreement or the Related Documents. The Company solely possesses all such Licenses and the validity and duration of such Licenses shall not be affected by the loss of any one or more Company Employees. Neither the Company, the Seller nor any Affiliate thereof has received any notice to the effect that, or otherwise been advised that, either Company or any Company Employee is not in compliance with, or that it, he or her is in violation of, any such License, and the Company and, to the knowledge of the Seller and the Company, each Company Employee is in compliance in all material respects with the terms of each such License and, to the knowledge of the Seller and the Company, there are not currently existing circumstances that are likely to result in a failure of the Company or any Company Employee to comply in any material respect with, or in a material violation by the Company or any Company Employee of, any such License.

                  3.16 Leased Real Properties; No Real Properties. Schedule 3.16 contains a complete and correct list of (a) all real property leases, subleases, licenses and occupancy agreements pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, setting forth the address, landlord and tenant for each (the "Leased Real Property"). The Seller has delivered to the Purchaser correct and complete copies of each of the agreements set forth in Schedule 3.16, including all amendments thereto and all nondisturbance agreements in connection therewith. Each lease, sublease, license or other agreement set forth in Schedule 3.16 is legal, valid, binding, enforceable and in full force and effect. No party is in default, violation or breach in any material respect under any of the same, and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect thereunder. The Company has good and valid title to the leasehold estate under each lease, sublease, license or other agreement set forth in Schedule 3.16, free and clear of all Liens. The Company enjoys peaceful and undisturbed possession under the same. All of the improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair and are adequate and suitable for the numbers of which they are presently being used. The Company does not own in whole or in part, or have a fee interest in, any real property.

                  3.17 Tangible Assets. The Company owns or leases all tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware and software, furniture, fixtures (both real and personal), furnishings and other similar property necessary for the conduct of its business as presently conducted and as proposed to be conducted, and on and immediately following the Closing Date the Company shall own and lease such assets and other Properties to the same degree and in the same manner as it does on the date hereof and Schedule 3.17 sets forth a complete and correct list, in all material respects, of such assets and other Properties. Each such asset or property has been maintained in accordance with ordinary industry practice, is in good operating condition and repair, subject to normal wear and tear, and is usable and adequate in the ordinary course of business and for the use or uses to which it is being put. None of such assets or properties is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs. Except as set forth on Schedule 3.17, all equipment, vehicles, machinery, tools and other similar Properties owned, leased or used by the Company since January 1, 1998, have been maintained and operated in accordance with all applicable laws, statutes, ordinances and regulations, including any relating to health, safety, employment or Environmental Protection Laws, and all necessary Licenses have been obtained and maintained with respect to such equipment since such date. Except for Liens arising under documents set forth on Schedule 3.17 and except for leased or licensed assets, the Company has, and on and immediately following the Closing Date will have, good, valid and marketable title to all of the owned tangible personal property used in the conduct of its business as presently conducted and as proposed to be conducted. The Company has, and on and immediately following the Closing Date will have, good and valid leasehold title to all leased tangible personal property leased by it from third parties, free and clear of all Liens, and all such leased tangible personal property is listed on Schedule 3.17. All of the Property and other assets, owned, leased or used by the Company in the conduct of its business as now being conducted is, and on and immediately following the Closing will be, located at one of the Leased Real Properties.

                  3.18 Accounts Receivable. A complete and correct list of all accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts of the Company as of June 30, 2000 ("Accounts Receivable") has been delivered to the Purchaser prior to the date hereof, and sets forth the aging of such Accounts Receivable. The Accounts Receivable represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business of the Company and consistent with past practices. Except as set forth in Schedule 3.18, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable, or any other account receivable created after June 30, 2000. The Accounts Receivable (net of any reserves reflected in the Financial Statements) are valid and collectible at the recorded amounts thereof in the ordinary course of business of the Company. The reserves reflected in the Financial Statements have been established in the ordinary course of business, in accordance with GAAP, and are consistent with past practices.

                  3.19 Taxes.

                           (a) The Company has timely filed or been included in
all Tax Returns that are required to be filed by it with respect to its activities or in which it is required to be included for any period ending on or before the Closing Date, which Tax Returns are true, correct and complete in all material respects, and the Company has paid all Taxes shown thereon to be due. All Tax Returns with respect to Company Employees to be filed by EPIX have been timely filed, are true correct and complete in all material respects, and all Taxes shown thereon to be due have been paid.

                           (b) The Company has paid or caused to be paid (by
EPIX or otherwise) within the time and in the manner prescribed by law all Taxes payable or owed by it for all periods ending on or prior to the date hereof and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to be previously paid, have been fully and adequately reserved for (as taxes payable or as accrued taxes) on the Financial Statements and the Company will not accrue a Tax liability from the date of the Financial Statements up to and including the Closing Date other than a Tax liability accrued in the ordinary course of business.

                           (c) The Company has not taken any action that would
require an adjustment pursuant to Section 481 of the Code, by reason of a change in accounting method or otherwise. The Company has not filed a Consent under
Section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of "subsection (f) assets" as such term is defined in Section 341(f)(4) of the Code.

                           (d) No Tax assessment or deficiency which has not
been paid or for which an adequate reserve has not been set aside, has been made or proposed against the Company, nor are any of the Tax Returns now being or, to the knowledge of the Company or any Seller, threatened to be examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, have been filed. The Company has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state, local, foreign or other tax laws. Sellers and the Company, as applicable, shall promptly notify Purchaser of any notice of pending action or proceeding involving Taxes relating to the Company between the date of this Agreement and the Closing Date. All Tax deficiencies determined as a result of any past completed audit have been satisfied. Sellers and the Company have delivered to Purchaser complete and correct copies of all audit reports and statements of deficiencies with respect to any tax assessed against or agreed to by the Company for the five most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.

                           (e) Without limiting the foregoing representations in
any way,

                                   (i) The Company has collected all sales, use
                           and value added Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and have furnished properly completed exemption certificates for all exempt transactions.

                                   (ii) The Company has properly withheld income
                           and social security or other similar Taxes and paid payroll Taxes with respect to all persons properly characterized as employees for federal, state or local Tax purposes.

                           (f) To the knowledge of the Company or any Seller,
there is no proposal for increasing the assessed value of any of the Company's properties for tax purposes, and there are no pending proceedings or public improvements which would result in the levy of any special tax or assessment against any of the Company's properties.

                           (g) None of the assets of the Company are subject to
any liens in respect of Taxes (other than for current taxes not yet due and payable).

                           (h) The Company is not a party to or bound by any Tax
sharing, Tax indemnity or Tax allocation agreement or other similar arrangement with the Sellers or any other party, except as provided for herein.

                           (i) The Company has not made any payments, is
obligated to make any payments and is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                           (j) The Company has delivered to Purchaser complete
and correct copies of all state, local and foreign income or franchise Tax Returns filed by the Company for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. Other than with respect to Taxes shown on Tax Returns described in this subsection, the Company is not subject to any Tax imposed on net income in any jurisdiction or by any Taxing Authority.

                           (k) The Company has not executed or entered into any
closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law.

                           (l) None of the assets of the Company are subject to,
or constitute, a safe harbor lease within the meaning of Section 168(f)(8) of the Code prior to its repeal.

                           (m) None of the assets of the Company constitute a
partnership, joint venture, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes. The Company has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                           (n) None of the assets of the Company are tax-exempt
use property within the meaning of Section 168(h) of the Code.

                           (o) No powers of attorney or other authorizations are
in effect that grant to any person the authority to represent the Company in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

                           (p) The Company has not waived any statute of
limitations with respect to the assignment of any Tax applicable to it.

                           (q) The Company has not participated in, or
cooperated with, any international boycott within the meaning of Section 999 of the Code.

                           (r) The Company is not a "foreign person" within the
meaning of Section 1445 of the Code.

                           (s) There is no litigation or other proceeding
pending or, to the knowledge of the Company or any Seller, threatened against or relating to the Companies with respect to Taxes.

                           (t) The Company does not own assets that have been
financed with, or directly or indirectly secure, any industrial revenue bonds or debt, the interest on which is tax exempt under Section 103(a) of the Code.

                           (u) The Company is not, nor has it been, a United
States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of
Section 6038A and the regulations thereunder.

                  3.20 Hazardous Substances.

                           (a) Each of the Company, the Properties and the
Business is, and at all times has been, in compliance with all, and has no liability under any, Environmental Protection Laws;

                           (b) There has been no contamination, whether of soil,
groundwater or otherwise, at, upon, above, about or beneath any real property;

                           (c) There has been no spill, discharge, disposal,
leak, emission, injection, storage, escape, dumping, release or threatened release of any kind of any Hazardous Substance on, in, under or about any real property;

                  3.21 Related-Party Transactions. No stockholder, officer, director or Affiliate of the Company or the Seller has any (i) interest, directly or indirectly, in any lease, Lien, contract, license, loan or other agreement or arrangement to which the Company is a party or that relates in any way to any Property or any aspect of the Business, (ii) interest in any Properties, liabilities or other obligations of the Company or (iii) employment relationship or other relationship as a director, manager or similar such position with, or any interest (other than a passive investment in equity securities of any Person if such equity securities are registered under the Securities Act of 1933, as amended, provided that such equity investment does not exceed five percent (5%) of the outstanding equity securities of such Person), direct or indirect, in any competitor, supplier, vendor or customer of, or other Person having any business dealings or a business relationship with the Company. Neither the Seller nor any Affiliate thereof will own, hold, possess or have any other right or obligation with respect to any Property or other asset on or after the Closing that is currently used in the business of the Company.

                  3.22 Labor Matters.

                           (a) Schedule 3.22 sets forth the following
information for each Company Employee as of the date hereof: name, identifying code, job title, rate of pay, date of hire and company employing such Company Employee, together with a description of each License, if any, held by each such Person that is material to the business of the Company, as applicable.

                           (b) Except as set forth on Schedule 3.22, no
independent contractor or other Person that is not a Company Employee performs or provides services on behalf of the Company directly to third party customers or clients of the Company or contractors with whom the Company has contracted in connection with their respective businesses.

                           (c) Except as set forth on Schedule 3.22, the Company
is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees' health, safety, welfare, wages and hours.

                           (d) (i) There are no labor disputes existing, or to
the knowledge of the Company or any Seller, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by any Company Employees, (ii) there are no unfair labor practices or petitions for election pending or, to the knowledge of the Company or the Seller, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company Employees,
(iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and
(iv) to the knowledge of the Seller and the Company, the Company enjoys good labor and employee relations with its employees and labor organizations and neither Company , the Seller nor any Affiliate thereof has any reason to believe that the consummation of the transactions contemplated hereby or under the Related Documents will adversely affect such relations.

                           (e) The Company (and EPIX with respect to the Company
Employee's leased to the Company) is, and at all times prior to the Closing will be, in full compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. No claims are pending against the Company (or EPIX with respect to Company Employees) before the Equal Employment Opportunity Commission ("EEOC") or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. ss.ss. 1981 or 9183 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

                           (f) The Company is not, and immediately prior to the
Closing will not be, a party to, or bound by, any employment or other contract or agreement that contains any material severance or termination pay liability or obligation, including, without limitation, any "excess parachute payment," as defined in Section 2806(b) of the Code.

                           (g) All salaries and benefits due and owing to
Company Employee by EPIX have been paid or properly recorded in the Company's financial books and records.

                  3.23 Proprietary Rights. The Company owns or has the right to use, free and clear of any Liens, every material federal, state, local or foreign patent, patent application and registration, trademark, service mark, trademark and service mark application and registration, copyright and copyright application and registration, trademark and other mark, trade name and other trade right, and all other material inventions, processes, know-how, trade secrets, designs, plans, specifications, and technical, confidential or proprietary information or rights, whether or not registered, which are used in the conduct of the business of the Company (collectively, "Proprietary Rights"). The Proprietary Rights are adequate for the conduct of the business of the Company as conducted on the date hereof and as proposed to be conducted. No Person has a right to receive from the Company a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company. Neither the Company nor the Seller has received any notice of invalidity or infringement of any rights of others with respect to Proprietary Rights. To the knowledge of the Seller and the Company, no proceedings have been instituted against or notices received by the Company or the Seller that are presently outstanding alleging that the Company's use of any Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All of the respective Proprietary Rights are valid and enforceable rights of the Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or any Related Document or the consummation of the transactions contemplated hereby and thereby. The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Proprietary Rights not otherwise protected by patents or patent applications. All use, disclosure or appropriation of any Proprietary Rights licensed by the Company to a third party or to the Company by a third party has been pursuant to the terms of a written agreement between the Company and such third party. Schedule 3.23 sets forth each federal, state, local or foreign trademark, servicemark, trade name and patent registered by either Company or for which registration is pending.

                  3.24 Bank Accounts. Schedule 3.24 sets forth the name, address and contact person of each bank or other financial institution in which the Company or the Seller or any other Person with respect to the respective businesses of the Company has an account or safe deposit box, the account number, account name and type of account, the names of all Persons authorized to draw thereon or have access thereto.

                  3.25 Corporate Records. The minute books of the Company reflect all material actions taken since January 1, 1998 by the stockholders, board of directors and committees of the board of directors of the Company, and contain true and complete copies of their respective charters, Bylaws and all amendments thereto. True and complete copies of such minute books have been provided to the Purchaser or its counsel.

                  3.26 Accounting Records. The Company maintains accounting records which fairly and validly reflect, in all material respects, its transactions and maintains accounting controls sufficient to provide reasonable assurances that such transactions are and were (i) executed in accordance with management's general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

                  3.27 Software Products.

                           (a) All Software Products licensed or distributed by
the Company are described in Schedule 3.27. The Company is the sole and exclusive owner of its Software Products. All employees, programmers, independent contractors and consultants engaged by the Company or any predecessor that have worked on the development of the Company's Software Products have assigned to the Company all of their right, title and interest in and to the work or works produced by them including, without limitation, all copyright and other intellectual property rights therein. The programs which are a part of the Software Products perform in accordance with the documentation and all technical and other written materials provided by Seller to any user of the Software Products. No part of any Software Products is an imitation or copy of, or infringes upon, the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity.

                           (b) All databases, compilers, operating systems and
other items that operate with the Software Products which the Company does not own are properly licensed by the Company.

                           (c) The Software Products are original and capable of
copyright protection in the United States, and the Company has complete rights to and ownership of such Software Products, including possession of, or ready access to, the source code for such Software Products in their most recent version. The Software Products do not infringe, violate or misappropriate any patent, trademark, trade secret, copyright, software or other intellectual property rights of any third party. Neither the Seller nor the Company is aware of any third party infringing on the Company's rights in its Software Products. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software Products.

                  3.28 Other Software.

                           (a) Each software system that is not a Software
Product and that is currently used by the Company in the operation of its business is set forth and described on Schedule 3.28 (the "Other Software"). To the extent that any of the Other Software has been designed or developed by the Company's management information or development staff or by consultants on the Company's behalf, such Other Software is original and capable of copyright protection in the United States, and the Company has complete rights to and ownership of such Other Software, including possession of, or ready access to, the source code for such Other Software in its most recent version. To the knowledge of the Seller and the Company, no part of any such Other Software is an imitation or copy of, or infringes upon, the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Other Software.

                           (b) The Other Software, to the extent it is licensed
from any third party licensor or constitutes "off-the-shelf" software, is held by the Company, as applicable, legitimately. All of the computer hardware of the Company has legitimately licensed software installed therein. To the knowledge of the Company or the Seller, the Other Software is free from any significant defect or programming or documentation error. The Other Software operates and runs in a reasonable and efficient manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

                           (c) The Company has not knowingly altered its data,
or any Other Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. Neither the Company nor the Seller has any knowledge of the existence of any bugs or viruses with respect to the Other Software.

                           (d) The Company will possess on the Closing Date true
and correct copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Other Software.

                  3.29 Year 2000 Compliance. The Software Products and the Other Software will be able to accurately process date data, including, but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations ("Year 2000 Compliant"). The Company will not incur any expenses arising from or relating to the failure of any of its Software Products or Systems to be Year 2000 Compliant in excess of $10,000.

                  3.30 Software Products Warranty and Liability.

                           (a) With respect to each Software Product, the
Company has obtained all applicable Licenses which regulate such Software Product and that are necessary for such Software Product to be sold or otherwise provided in the jurisdictions in which it is sold or otherwise provided.

                           (b) Each Software Product developed, produced,
licensed or distributed by the Company has been developed, produced, licensed or distributed in compliance with all applicable laws and all applicable contractual commitments and warranties (whether express or implied) and each Software Product has been distributed, installed, licensed, and provided in conformity with all applicable laws and all applicable contractual commitments and warranties (whether express or implied), and there is no basis for any present or future action, suit or other proceeding giving rise, individually or in the aggregate, to any material liability or other material obligation with respect to such Software Product(s), including for the replacement or repair thereof or for damages in connection therewith or resulting therefrom. Neither the Company nor the Seller has received any notice that any action, suit or other proceeding has been, or in the future may be, made alleging that any Software Product is or was defective in any way.

                           (c) The Company warrants the Software Products for a
period of 30 days from date of sale. There have been no recalls with respect to Software Products during the past five years. There are no outstanding Software Product recalls or Software Product claims with respect to the Products, and to the knowledge of the Company or the Seller, there is no basis for any present or future Software Product recall or Software Product claims with respect to any Software Products that could reasonably be expected to give rise to any liability or other obligation in excess of $25,000 in the aggregate.

                  3.31 Distributors. No distributor, contractor, broker, dealer, agent or representative, other than any Company Employees, has an oral or written agreement or understanding to sell or otherwise provide Products, which is not cancelable at no cost by the Company upon 30 days notice at no cost to the Company.

                  3.32 Customers. At least 5,000 active customers use the Company's Software Products, not counting customers who use the Software Products in the automobile repair, liquor and dry cleaning industries. Seller has provided Buyer with copies of the license or other agreements pursuant to which such parties use the Software Products. The rights of such users in the Software Products will not conflict with Buyer's subsequent marketing, sale or licensing of the Software to additional parties. Neither the Company nor the Seller has received any notice, nor does the Company nor the Seller have any reason to believe, that any active customer has ceased, or will cease, to purchase or use the Software Products, or has substantially reduced, or will substantially reduce, the purchase or use of the Software Products at any time. The Company is current and in full compliance with respect to all of its material obligations to all of its customers, contractors and each other Person from whom it derives revenues. Seller shall deliver to the Purchaser at the closing a list of all current users of the Software Products.

                  3.33 Suppliers. Schedule 3.33sets forth the name and address of each supplier, vendor or other provider of services of the Company from which the Company ordered raw materials, supplies and other goods and services in the aggregate amount of $25,000 or more in each of the twelve (12) month periods ended June 30, 2000 and 1999. Neither the Company nor the Seller have received any notice, nor does the Company or the Seller have any reason to believe, that any such supplier, vendor or other provider of services has ceased, or will cease, to supply such raw materials, supplies or other goods or services to the Company on or after the Closing Date, or has substantially reduced, or will substantially reduce, the supply of such items or services to the Company on or after the Closing Date. The Company is current and in full compliance with respect to all of its material obligations to its suppliers, vendors and other providers of services.

                  3.34 Inventory. All Inventory reflected on the Financial Statements is of good, usable and merchantable quality and does not include any obsolete or discontinued items. All Inventory is of such quality as to meet applicable governmental quality control standards and is recorded on the books of the Company at the lower of cost or market value determined in accordance with GAAP. All Inventory is located at facilities leased by the Company or at such other locations at which the Company is conducting business in the ordinary course consistent with past practice and all Inventory located at such other locations is reasonably expected to be sold in connection with the conducting of such business. All finished goods Inventory is saleable in the ordinary course of business. Purchase commitments for raw materials and parts are not in excess of normal requirements and are consistent with past practice and none were at a price materially in excess of market prices existing on the date such commitments were made.

                  3.35 No Powers of Attorney or Suretyships. None of the Company, the Seller or any other Person has granted any general or special powers of attorney with respect to the Company or the Business that shall exist on and after the Closing Date and, the Company has no liability or obligation as a guarantor, surety, co-signer, endorser, co-maker, indemnitor or obligor in respect of any obligation of any other Person and none of the foregoing shall exist or otherwise be in effect on and after the Closing Date.

                  3.36 Brokers; Certain Expenses. Neither the Company nor the Seller has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents.

                  3.37 Disclosure. No representation or warranty made by the Seller in this Agreement, any Schedule hereto, any Related Document, or any document or certificate furnished or to be furnished by or on behalf of the Company or the Seller to the Purchaser or its Affiliates, agents and representatives in connection with this Agreement and the Related Document or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. To the knowledge of the Seller, there is no fact that has not been disclosed in this Agreement or the Related Documents which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 4. Representations and Warranties of the Purchaser. The Purchaser represents to the Seller as follows:

                  4.1 Authorization and Enforceability. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of state of its incorporation and has all requisite power and authority to enter into this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated herein and therein has been authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and each Related Document will be prior to the Closing Date, duly executed and delivered by the Purchaser, to the extent it is a party thereto, and constitutes, or with respect to such Related Documents will constitute at the Closing, the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser, as applicable, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

                  4.2 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by the Purchaser will not result in any violation pursuant to any provision of (i) the Certificate of Incorporation or Bylaws (or comparable governing instruments) of the Purchaser or (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which the Purchaser is party or which is held by or been granted to either Purchaser or the Purchaser's properties or assets or any laws applicable to the Purchaser or its respective properties or assets, which in the case of any such violation under this clause (ii) would prevent the Purchaser from consummating the material transactions contemplated herein.

                  4.3 Purchase Entirely for Own Account. The Shares to be sold to the Purchaser are being acquired for investment purposes only, for the Purchaser's own account and not with a view to the resale or distribution of any part thereof in violation of the securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any of such Shares, provided that this representation shall not be deemed to prejudice the right of the Purchaser to (a) sell or otherwise dispose of all or any part of the Shares in compliance with the Securities Act or the rules and regulations thereunder (or pursuant to an available exemption from the requirements thereof) and (b) have control over the disposition of all of its assets to the fullest extent permitted or required by any applicable law and provided, further, that this representation shall not prohibit the Purchaser from transferring all or any portion of such shares of Common Stock to any Affiliate thereof.

                  4.4 Restricted Securities. The Purchaser understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection the Purchaser represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                  4.5 Technical Contracts. Purchaser shall cause the Company to fulfill its obligations under existing technical support contracts that have been disclosed to Purchaser by Seller.

                  4.6 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents.

         SECTION 5. Conditions to the Closing. The obligations of the parties to this Agreement are subject to the following conditions:

                  5.1 Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the condition that (a) no injunction or order shall have been issued by any court of competent jurisdiction or any other Governmental Authority that would restrain or prohibit any of the transactions contemplated by this Agreement or any of the Related Documents or that would impose damages as a result thereof, (b) no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if, in the opinion of counsel to any party, there exists a reasonable risk of a materially adverse result in such pending action or proceeding) and (c) any waiting period prescribed by the HSR Act (as defined below) shall have expired or been terminated early.

                  5.2 Conditions to the Obligations of Purchaser. The obligations of the Purchaser to purchase the Shares as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Purchaser in writing):

                           (a) Representations; Performance by the Company and
the Sellers. Each of the representations and warranties made by the Seller in this Agreement and in each Related Document shall be true and correct as of the date made and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing, and the Seller and the Company shall have performed and satisfied their respective obligations required or contemplated by this Agreement and the Related Documents to be performed and satisfied prior to the Closing.

                           (b) No Material Adverse Change. Since the Latest
Balance Sheet no Material Adverse Effect shall have occurred, and no event, fact or circumstance shall have occurred or become known that is reasonably likely to result in a Material Adverse Effect.

                           (c) Corporate Proceedings. All corporate and other
proceedings of the Company in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been taken and shall be reasonably satisfactory in form and substance to the Purchaser.

                           (d) Consents. The Seller shall have obtained and
delivered to the Purchaser copies of all Consents required to be obtained by the Seller in connection with the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

                           (e) Additional Closing Documents. The Seller shall
have delivered, or caused to be delivered, to the Purchaser the following documents:

                                    (i) The stock certificates representing all
                           shares of the Common Stock, endorsed in blank or accompanied by duly executed assignment documents;

                                    (ii) Non-Competition Agreements duly
                           executed by the Seller

                                    (iii) Consulting Agreement duly executed by
                           the Seller;

                                    (iv) Good standing certificates (including
                           tax good standing certificates, if available from such state) dated as of a date within one week of the Closing Date for the Company certified by the Secretary of State and relevant taxing authority of the state of its incorporation and each of the states set forth opposite its name on Schedule 3.1;

                                    (v) Such other documents as may be
                           reasonably requested by the Purchaser.

                           (f) Opinion of Counsel. The Sellers shall have
delivered to the Purchaser an opinion of Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone, dated the Closing Date and addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser.

                           (g) Contracts. The consummation of the transactions
contemplated by this Agreement and the Related Documents shall not result in a breach, default or adverse change of the rights of the parties under any Contract or under any applicable law or regulation.

                           (h) Due Diligence. The Purchaser shall have conducted
a due diligence investigation of the Company and the Seller and shall be satisfied with the results thereof in its absolute discretion.

                           (i) Governmental and Other Third Party Consents. All
necessary governmental or other third party consents to the consummation of the transactions contemplated by this Agreement and the Related Documents, including any approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall have been received.

                           (j) Assignment of Existing Leases. The landlord for
the Leased Real Property shall have executed Consents as required by the lease, if any.

                  5.3 Conditions to the Obligations of the Seller. The obligations of the Seller to sell the Shares to the Purchaser as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Sellers in writing):

                           (a) Representations; Performance of the Purchaser.
Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct as of the date made and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing, and the Purchaser shall have performed and satisfied in all material respects each of its obligations required or contemplated by this Agreement and in each Related Agreement to be performed prior to the Closing and at the Closing, the Purchaser shall have delivered to the Sellers an officers' certificate to such effect, signed by the President and the Chief Financial Officer of the Purchaser.

                           (b) Corporate Proceedings. All corporate and other
proceedings of the Purchaser in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, including, without limitation, the approval of the board of directors of the Purchaser, shall have been taken and shall be reasonably satisfactory in form and substance to the Seller.

                           (c) Purchase Price. The Purchase Price shall have
been paid as provided in Section 1.

                           (d) Additional Closing Documents. The Purchaser shall
have delivered to the Seller the following documents;

                                    (i) Non-Competition Agreement;

                                    (ii) Consulting Agreement; and

                           (e) Title to the Auto Repair Shop Controller Software
shall have been conveyed by the Company to Seller.

         SECTION 6. Covenants. Each party hereto agrees and covenants to the following:

                  6.1 Covenants Pending Closing. From the date hereof through the Closing, the Seller and the Company agree that the Company will carry on its business only in the ordinary course and in accordance with past practices and shall not take any actions, individually or in the aggregate, inconsistent therewith in any material respect or with the transactions contemplated hereby or in the Related Documents, and will (i) use commercially reasonable efforts to preserve intact the present business organization and preserve and maintain the relationships and goodwill with suppliers, vendors, service providers, clients, lenders, customers, contractors, employees and other Persons having any business dealings with the Company in connection with its business and keep available the service of its operating personnel, (ii) operate the Company's business in compliance with all applicable laws, including Environmental Protection Laws, and maintain in full force and effect and to protect and enforce, each in accordance with past practices, all Licenses and Proprietary Rights of the Company.

                  Without the prior written consent of the Purchaser, the Company will not:

                           (a) in a single transaction or a series of related
transactions to, sell (including by sale-leaseback), lease, license, pledge, transfer, dispose of or encumber any assets which, individually or in the aggregate, have a fair market value in excess of $25,000, other than sales of inventory in the ordinary course of business and consistent with past practice;

                           (b) acquire or agree to acquire by merging with, or
by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions;

                           (c) enter into or amend any written or oral contract,
agreement or arrangement with any Seller or any officer, director, stockholder or other Affiliate of the Company;

                           (d) enter into or consummate any transaction outside
the ordinary course of such Company's business that is inconsistent with past practice, except as contemplated by this Agreement or the Related Documents;

                           (e) enter into, amend or become obligated under any
extraordinary employment, severance, bonus, profit-sharing or other employee benefit or compensation arrangement;

                           (f) declare, set aside or pay any dividend or
distribution in respect of any capital stock, or purchase or redeem any shares of capital stock of such Company (including any security convertible or exchangeable into such capital stock) or issue, grant or otherwise create any option or right to acquire any such capital stock;

                           (g) prepay or pay other than when due any liability
or obligation;

                           (h) settle any litigation or waive, release, grant,
transfer or relinquish any rights or benefits of value, except in the ordinary course of business consistent with past practice;

                           (i) directly or indirectly, (i) increase the
compensation payable or to become payable by the Company to any of its independent contractors, employees, officers or directors (except in accordance with employment agreements and welfare and benefit plans set forth on the Disclosure Schedule hereto), (ii) adopt additional, or make any payment or provision, or otherwise amend, other than as required by existing plans or agreements set forth on the Schedules hereto in the ordinary course of business and consistent with prior practice, to any option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of any Company Employee or director, (iii) enter into any new, or alter or amend any employment, severance, consulting or other compensation agreement with any director, officer, employee or Affiliate of the Company or (iv) make any loan or advance to, or enter into any transaction or written contract, lease or commitment with, any officer, employee or director of the Company or any of their Affiliates except in the case of travel, entertainment or other similar advances in the ordinary course of business, consistent with past practice;

                           (j) capital expenditures not previously contained or
described in a capital budget furnished to the Purchaser (or commitments to make such expenditures which are not terminable without penalty or any other obligation at the option of the Company in its sole discretion) shall in no event exceed $25,000, nor shall the Company make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any property or assets of any other individual, firm, corporation or other entity;

                           (k) amend, modify or terminate any Contract;

                           (l) alter in any respect the manner of keeping its
books of account or records or the accounting practices reflected therein in connection with the conduct of its business, make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or the Purchaser;;

                           (m) cause or allow to occur any material change in
the manner in which the Company conducts its business;

                           (n) take any action not consistent in all material
respects with the past practices of the Company or its business in the ordinary course consistent with past practice; or

                           (o) enter into an agreement to do any of the things
described in clauses (a) through (n).

                  6.2 Consents and Approvals. The Seller and the Company will use commercially reasonable efforts to obtain prior to the Closing, at the Seller's sole cost and expense, all Consents reasonably necessary or advisable to execute and deliver this Agreement and the Related Documents to which the Seller or the Company is or will be a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the Consents or other consents necessary to keep in full force and effect, the Contracts and the Licenses described on Schedule 3.13 and 3.15. The Purchaser agrees to cooperate with the Seller and the Company in their efforts to obtain such Consents. Without the Purchaser' approval, neither the Seller nor the Company shall agree to amend or modify any Contract or License in order to obtain any such Consent or other consent to the transactions hereunder or under the Related Agreements.

                  6.3 Notice. Each party hereto will give prompt written notice to the other parties hereto of its failure to perform in all material respects any of its covenants or other obligations hereunder or under any Related Document or of the occurrence, or failure to occur, of any event of which it has knowledge and which would cause any representation or warranty contained in this Agreement or in any Related Document to be materially untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date.

                  6.4 Access. From and after the date hereof through the Closing Date, the Purchaser and its Affiliates may, through its employees, officers, agents and representatives (including its accountants and attorneys), continue to make or cause to be made such reasonable investigation of the Company, the Seller, the Leased Real Property, the Properties and the Business as it deems necessary or advisable, and the Seller, the Company and their Affiliates shall cooperate with such investigation and grant such representatives reasonable access to their personnel, Properties, assets, books and records, contracts and other documents and information relating to the Company, the Business, the Leased Real Properties, the Properties and to the extent applicable, any Affiliate of the Company, including, without limitation, such access as may be requested to allow the Purchaser, any Affiliate thereof, any such financing source and all employees, officers, agents and representatives thereof to satisfy themselves that the conditions to the Closing set forth herein have been satisfied and complied with and in so doing, may also, with advance notice and approval of the Company, which approval shall not be unreasonably withheld, contact the current and prospective customers, contractors, clients, suppliers, vendors and other service providers of the Company.

                  6.5 No Solicitation. From the date hereof through the Closing Date, the Seller, and the Company will not, and will not cause or permit their Affiliates, including their stockholders, officers, directors, employees, agents or other representatives (collectively, "Representatives") to, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from, engage in any discussions or negotiations with, or provide any non-public information to any Person with respect to any Alternative Transaction without the prior written consent of the Purchaser. The term "Alternative Transaction" means any proposal for a transaction involving an investment in or sale of any outstanding or newly issued equity interests in or voting securities of the Company, the acquisition of all or a substantial portion of the stock or Properties or Business of the Company, or for a merger, consolidation or other business combination, pursuant to which such Person would acquire any interest in either Company or the Business. In the event that the Seller, the Company or any Affiliate or Representative thereof receives any unsolicited proposal or inquiry regarding an Acquisition Proposal, the Seller, the Company, Affiliate or Representative, as applicable, will promptly communicate to the Purchaser in writing the fact that it has received such proposal or inquiry and its terms and will provide the Purchaser with a complete copy of any written material relating to such transaction.

                  6.6 Transactions, Agreements, etc. Neither the Company nor the Seller shall enter into any transaction or contract or take (or omit to take) any action which would, or is reasonably likely to, (i) result in any of the Company's or Seller's representations or warranties contained in this Agreement or in any Related Document not being true and correct as of the date hereof or the Closing Date or (ii) prevent the Seller or the Company from performing, satisfying and/or complying with all of its covenants and agreements contained in this Agreement or in any Related Document.

                  6.7 Insurance. The Seller and the Company shall use commercially reasonable efforts to maintain or cause to be maintained, in full force and effect through the Closing Date, all of the insurance policies of or covering the Business, Properties, Company Employees and directors of the Company, unless replaced by comparable coverage. The Seller and the Company shall promptly advise the Purchaser in writing of any fire, accident or other casualty involving or relating to the Company, the Business or any of the Properties that occurs on or before the Closing Date (whether or not covered by insurance) which individually or in the aggregate involves, or adversely affects the value of any Property, in an amount in excess of $10,000.

                  6.8 Cooperation. Each party shall cooperate with the other parties and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with the terms hereof and thereof.

                  6.9 Publicity. No party (nor any of its Affiliates) shall, directly or indirectly, make any press release or other public announcement with respect to the transactions contemplated hereby or under the Related Documents without the prior written consent of the other parties, which consent shall not be unreasonably withheld, unless any such party is required by applicable law to make such a press release or announcement.

                  6.10 Distribution of Software. Ownership of the Auto Repair Shop Controller Software shall be conveyed by the Company to Seller prior to the Closing.

         SECTION 7. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

                  "Affiliate" shall mean (a) an "affiliate" as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified and (c) any Person owning directly or indirectly at least five percent (5%) of the outstanding equity interests of any other Person. All Related Persons shall be deemed Affiliates of one another. "Related Person" shall mean any Person in which the specified Person owns any material economic interest, and any other Affiliate or Family Member of such specified Person. "Family Member" shall mean a spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

                  "Applicable law or laws" means all applicable provisions of all (i) constitutions, treaties, statues, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority,
(ii) Consents of any Governmental Authority and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.]

                  "Auto Repair Shop Controller Software" means that software module of the Company, including source code and related documentation, specifically designed for and marketed to the auto repair shop industry.

                  "Benefit Plans" shall have the meaning given to such term in
Section 3.11.

                  "Business" means the business conducted by the Company on the date hereof, as of the Closing Date and as proposed to be conducted, including, but not limited to, the licensing and distributing of proprietary software systems for use in inventory control, point of sale and other business applications in traditional and electronic commerce.

                  "Closing" or "Closing Date" shall have the meaning given to such term under Section 2.

                  "Code" shall mean the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

                  "Common Stock" shall have the meaning given to such term under
Section 1.

                  "Company Employees" means collectively, any and all current, former and retired employees of the Company, including, without limitation, those leased to the Company by EPIX.

                  "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

                  "Consulting Agreement" means a consulting agreement in substantially the form of Exhibit A hereto.

                  "Contracts" shall have the meaning given to such term in
Section 3.13.

                  "Environmental Protection Laws" means all applicable laws, statutes, regulations decrees, judgments and orders now or hereafter in effect relating to the protection or regulation of the environment, to human health and safety or to any emission, discharge, generation, processing, storage, holding, treatment, spill, use, abatement, existence, release, threatened release, disposal, removal, handling, remediation or transportation of any Hazardous Substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss.9601 et seq.; (ii) the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6901 et seq; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq.; (iv) the Clean Water Act, 33 U.S.C. ss.1251 et seq.;(v) the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. ss.651 et seq.; and (vi) all other applicable laws, statutes, regulations, decrees, judgments and orders (whether foreign or domestic, or federal, state or local) which classify, regulate, list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Substances.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

                  "Hazardous Substance" means any chemical, compound, pollutant, contaminant, material or substance now or hereafter regulated under any Environmental Protection Laws, including, without limitation, any "hazardous substance" or "pollutant or contaminant," as those terms are defined in CERCLA, any "hazardous waste" as such term is defined in RCRA and any other hazardous or toxic wastes, substances or materials, the presence, existence or threat of which may at any time give rise to any Environmental Liability, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos in any form, (iv) polychlorniated biphenyls,
(v) flammable explosives, (vi) urea formaldehyde and (vii) radioactive materials and wastes.

                  "HSR Act" has the meaning set forth in Section 5.2(k).

                  "Indebtedness" shall mean all (a) obligations for borrowed money, (b) notes, bonds, debentures, mortgages and similar obligations, (c) capital obligations and leases, and (d) guaranties and contingent obligations for the debts of another Person.

                  "Inventory" means all quantities of inventory, including raw materials, work-in-process, finished goods (whether or not in the possession of the Company), spare parts, replacement and component parts, materials, supplies and packaging items of the Company's business.

                  "Lien" shall mean any lien, pledge, mortgage, claim, covenant, restriction, security interest, charge, title defect, transfer restriction, easement, rights of first refusal, preemptive right or other restriction or encumbrance of any kind.

                  "Leased Real Property" has the meaning set forth in Section 3.16.

                  "License" means any license, permit, franchise, authorization, right, privilege, variance, exemption, order or approval issued or granted by any Governmental Authority.

                  "Material Adverse Effect" means a material adverse effect on, or any event, fact circumstance, condition or change that, individually or in the aggregate, is likely to have a material adverse effect on, (i) the assets, business, operations, condition (financial or otherwise),

Properties, management, liabilities, obligations, earnings, results of operations or prospects of the Company or its businesses, (ii) the validity or enforceability of this Agreement and/or any or all of the Related Documents or
(iii) the right or ability of the Company, any Seller or any of their Affiliates to consummate the transactions contemplated hereby and/or thereby.

                  "Non-Competition Agreement" means a Non-Competition Agreement in substantially the form of Exhibit B hereto.

                  "Other Software" has the meaning set forth in Section 3.28.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any Person succeeding to the functions of the PBGC.

                  "Pension Plan" shall mean an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained by the Company or any subsidiary.

                  "Person" shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require.

                  "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible of the Company.

                  "Purchase Price" has the meaning set forth in Section 1.

                  "Purchaser" has the meaning set forth in the preamble.

                  "Related Documents" shall mean the Non-Competition Agreement, the Consulting Agreement and all other agreements and documents contemplated hereunder or thereunder, and any and all amendments or modifications thereto.

                  "Shares" has the meaning set forth in Section 1.

                  "Sofware Products" means any and all software systems installed, serviced, distributed, or licensed by or on behalf of the Company to its customers in the conduct of the Business.

                  "Tax Return" means any return, report, information return, registration form or other document (including any related or supporting information) related to the obligations of any Person filed or required to be filed with any Taxing Authority in connection with the determination of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "Taxes" means any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment,


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

excise, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, addition to tax or additional amount related to the obligations of any Person, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), but only if and to the extent attributable to periods (or partial periods) prior to and including the Closing Date, together with any interest and any penalty thereon.

         SECTION 8. Survival of Representations and Warranties. The representations and warranties made by the Seller in this Agreement or any Related Document shall survive the Closing and shall continue in effect for a period of 18 months following the Closing, and shall in no way be affected by any investigation by or on behalf of the Purchaser or any Affiliate thereof

         SECTION 9. Termination.

                  9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows, and in no other manner:

                           (a) By the mutual written agreement of the parties;

                           (b) By the Purchaser, by written notice to the
Seller, if (i) there shall have been a material breach of any representation or warranty made by the Company and/or the Seller in this Agreement, or if the representations and warranties of the Company and/or the Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any material qualification) as of the date when made, or (ii) there shall have been a breach by the Company and/or the Seller of any of its covenants or agreements hereunder which would materially adversely affect (or materially delay) the consummation of the purchase and sale of the Shares hereunder, and, in each of clauses (i) and (ii), the Company and/or the Seller, as applicable, shall not have cured such breach, if curable, within ten (10) days after written notice by the Purchaser, provided that the Purchaser has not breached any of its material obligations hereunder;

                           (c) By the Seller, by written notice to the
Purchaser, if (i) there shall have been a breach of any material representation or warranty made by the Purchaser in this Agreement, or if the representations and warranties of the Purchaser shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any material qualification) as of the date when made, or (ii) there shall have been a breach by the Purchaser of any of its material covenants or agreements hereunder which would materially adversely affect (or materially delay) the consummation of the purchase and sale of the Shares hereunder, and, in each of clauses (i) and (ii), the Purchaser shall not have cured such breach, if curable, within ten (10) days after written notice by the Sellers, provided that the Company or the Seller has not breached any of their material obligations hereunder; or

                           (d) by the Purchaser or the Seller, if (i) the
Closing shall not have occurred on or prior to August 31, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (d) if the failure of such party (including, in the case of the Company, the Seller) to fulfill any of its obligations or conditions hereunder shall be the reason that the Closing shall not have occurred on or prior to such date, or (ii) any order, decree or judgment shall have been entered against the Company or the Seller or the Purchaser enjoining, restraining or declaring illegal the material transactions contemplated hereby or awarding damages in material amounts connection with the transactions contemplated hereby.

                  9.2 Effect of Termination. Except as provided in Section 9.1, in the event that this Agreement shall be terminated pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, and all further obligations of the parties under this Agreement shall terminate without further liability or obligation of any party to another; provided, however, that each party shall remain obligated for any breach by such party of this Agreement.

         SECTION 10. Miscellaneous.

                  10.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties hereto, provided that no such succession or assignment may occur without the express approval of the Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.4 Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery or as of five (5) business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier, or five (5) hours after confirmation of delivery by facsimile on a business day (unless arrangements have otherwise been made to receive such notice by facsimile outside of normal business hours), addressed as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

                  If to the Purchaser,    CAM Commerce Solutions, Inc.
                  to:                     17520 Newhope Street
                                          Fountain Valley, CA 92708
                                          Attn: President

                  If to the Seller,
                  to:                     Craig Aberle
                                          C/O MicroBiz Corp.
                                          67 Ramapo Valley Road
                                          Mahwah, NJ 07430

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section
11.4. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

                  10.5 Fees and Expenses. The Purchaser shall bear and pay all of its own costs and expenses relating to the transactions contemplated hereby and in the Related Documents; provided, however, that if such transactions are not consummated and the reason therefor is that the information provided by or on behalf of the Seller or the Company to the Purchaser contains an intentional misstatement of a material fact or intentionally omits to state a material fact necessary in order to make the statements contained therein not misleading and which misstatement or omission is so significant as to change the transactions contemplated herein and/or in the Related Documents, then the Seller shall, promptly after submission of invoices therefor, reimburse the Purchaser for all reasonable and necessary documented out-of-pocket expenses incurred by them in connection with this Agreement and the Related Documents, or any other aspect of the transactions contemplated herein or therein, including without limitation, the reasonable and necessary documented fees and expenses of counsel and auditors. The Seller shall bear and pay all costs and expenses of the Seller and the Company relating to the transactions contemplated hereby and in the Related Documents; provided, however, that if such transactions are not consummated and the reason therefor is that the information provided by or on behalf of the Purchaser to the Seller contains an intentional misstatement of a material fact or intentionally omits to state a material fact necessary in order to make the statements contained therein not misleading and which misstatement or omission is so significant as to change the transactions contemplated herein and/or in the Related Documents, then the Purchaser shall, promptly after submission of invoices therefor, reimburse the Seller for all reasonable and necessary documented out-of-pocket expenses incurred by them in connection with this Agreement and the Related Documents, or any other aspect of the transactions contemplated herein or therein, including without limitation, the reasonable and necessary documented fees and expenses of counsel and auditors.

                  10.6 Transfer Taxes. The Seller shall be liable for and shall pay all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto ("Transfer Taxes"). Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

                  10.7 Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  10.8 Entire Agreement. This Agreement and the Related Documents constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, term sheets, letters, discussions and understandings of the parties in connection therewith.

                  10.9 Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

                  10.10 Amendments and Waivers. This Agreement may be amended in writing with the prior approval of the Seller and the Purchaser. Unless otherwise provided herein, any waiver hereunder may be granted with the prior approval of the Seller and the Purchaser.

                  10.11 Exhibits. The terms of all exhibits attached hereto are incorporated herein by this reference.


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

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

                                        SELLER:

                                        /s/ CRAIG ABERLE
                                        ----------------------------------------
                                        Craig Aberle


                                        COMPANY:
                                        MicroBiz Corp.


                                        By: /s/ CRAIG ABERLE
                                            ------------------------------------
                                            Craig Aberle

                                        PURCHASER:
                                        CAM Commerce Solutions, Inc.


                                        By: /s/ PAUL CACERES, JR.
                                            ------------------------------------
                                            Paul Caceres, Jr.